EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of May 1, 2012

Among

OPEN TEXT CORPORATION,

EPIC ACQUISITION SUB INC.

and

EASYLINK SERVICES INTERNATIONAL CORPORATION

(continued)

(continued)

(continued)

		Page

Section 10.07	Assignment	68
Section 10.08	Specific Enforcement	68
Section 10.09	Severability	68
Section 10.10	Obligations of Parent and of the Company	68

Annex I – Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 1, 2012, is entered into by and among Open Text Corporation, a Canadian corporation (“Parent”), Epic Acquisition Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Easylink Services International Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           Each of the respective boards of directors of Parent, Merger Sub and the Company has unanimously approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interests of its respective stockholder(s) to enter into this Agreement and consummate the transactions contemplated hereby pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company continuing as the surviving corporation of the Merger and the shares of class A common stock, par value $0.01 per share, of the Company (collectively, the “Company Common Stock”) outstanding immediately prior to the Effective Time, together with the associated Stockholder Rights attached thereto (to the extent outstanding at the Effective Time), and each Company Stock Option (as defined below), in each case outstanding immediately prior to the Effective Time being cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth herein.

B.           The board of directors of the Company (the “Company Board”) has also unanimously determined to recommend that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger.

C.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, each of the executive officers and directors of the Company have delivered to Parent and Merger Sub voting agreements (each, a “Voting Agreement”), dated as of the date hereof, in substantially the form set forth in Annex I, pursuant to which such executive officers and directors have agreed to, among other things, vote all shares of Company Common Stock beneficially owned by such executive officers and directors in favor of the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Voting Agreements.

D.           In connection with the transactions contemplated herein, the Company has amended the Stockholders Rights Agreement (as defined below) to render the Stockholder Rights Agreement inapplicable to this Agreement, the Voting Agreements and the Merger and to ensure that the Stockholder Rights (as defined below) granted pursuant to the Stockholder Rights Agreement shall not become exercisable by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the Merger.

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E.           Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, and to prescribe certain conditions with respect to the consummation of the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Except where the context otherwise requires, capitalized terms used in this Agreement have the following meanings:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.02(c).

“Adverse Recommendation Change” has the meaning set forth in Section 6.02(e).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Division” has the meaning set forth in Section 7.02(a).

“Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Book-Entry Shares” has the meaning set forth in Section 3.02(b)(i).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Atlanta, Georgia are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 3.02(b)(i).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Company” has the meaning set forth in the Preamble.

“Company Assets” has the meaning set forth in Section 4.19.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(e).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employee” has the meaning set forth in Section 7.03(b).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article IV.

“Company Employee” means any current or former employee of the Company or any of its Subsidiaries.

“Company Employee Plans” means each

(i)          plan, program, policy, practice, agreement, collective bargaining agreement and/or other arrangement which provides for a payment to an employee, officer, director or independent contractor of the Company or its Subsidiaries that (A) exceeds minimum statutory requirements or (B) arises pursuant to an obligation related to, or arising from, a change of control of the Company and/or its Subsidiaries, including the Merger and the other transactions contemplated by this Agreement, including any bonus, special or extraordinary severance or other payment, or any required retention or transaction related payments, and including any such payment due, in whole or in part, on the Closing Date, the Effective Time or thereafter and any such payment where the right to receive such payment is conditioned upon continued employment for any specific minimum duration following the Closing Date or Effective Time;

(ii)         employment offer letter or contract or employee service agreement which provides for the payment of base salary in excess of $100,000 per annum; and

(iii)        other material plan, program, agreement, and/or other arrangement which provides for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten, funded or unfunded, including but not limited to each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any Company Employee or of any director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material Liability.

“Company Financial Advisor” has the meaning set forth in Section 4.07.

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“Company IP” has the meaning set forth in Section 4.06(b).

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets (except to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately impacted thereby); (b) the announcement of the transactions contemplated by this Agreement (including, but not limited to, any resulting adverse changes in the Company’s relationship with its employees, customers, partners or suppliers); (c) any outbreak or escalation of war (whether or not declared) or any act of terrorism; (d) general conditions in the industry in which the Company and its Subsidiaries operate (except to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately impacted thereby); (e) any change in Law; (f) any change in GAAP; (g) the Company’s failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; (h) any changes in the price or trading volume of the Company Common Stock; or (i) any natural disasters or acts of God.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company Proxy Statement” has the meaning set forth in Section 4.03(c).

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Securities” has the meaning set forth in Section 4.02(b)(ii).

“Company Stock Option” has the meaning set forth in Section 3.03(a).

“Company Stock Plans” has the meaning set forth in Section 4.02(b)(i).

“Company Stockholders Meeting” has the meaning set forth in Section 7.07(b).

“Company Subsidiary Securities” has the meaning set forth in Section 4.02(d)

“Confidentiality Agreement” has the meaning set forth in Section 7.01(b).

“Consent” has the meaning set forth in Section 4.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

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“Copyrights” has the meaning set forth in the definition of “Intellectual Property” appearing in this Article I.

“Coverage Period” has the meaning set forth in Section 7.04(b).

“Customer Data” has the meaning set forth in Section 4.06(m).

“Delaware Courts” has the meaning set forth in Section 10.06(b).

“DGCL” has the meaning set forth in the Recitals.

“Disaster Recovery Plans” has the meaning set forth in Section 4.06(l).

“Dissenting Shares” has the meaning set forth in Section 3.05.

“D&O Insurance Policies” has the meaning set forth in Section 7.04(b).

“D&O Tail Policy” has the meaning set forth in Section 7.04(b).

“Effective Time” has the meaning set forth in Section 2.03.

“Environmental Law” means any Law relating to pollution or protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface vapor, surface water, groundwater, drinking water supply, surface land, plant and animal life), or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of, Hazardous Materials.

“Equity Interests” means any share, capital stock, partnership, limited liability company, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person that, together with the Company or a Subsidiary of the Company, is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Expenses”  means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger or any other transactions contemplated hereby.

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“Export Control Laws” has the meaning set forth in Section 4.13(b).

“FCPA” has the meaning set forth in Section 4.13(c).

“Financial Statements” has the meaning set forth in Section 4.04(b).

“Foreign Antitrust Laws” has the meaning set forth in Section 4.03(c).

“FTC” has the meaning set forth in Section 7.02(a).

“GAAP” has the meaning set forth in Section 4.04(b).

“Governmental Entity” has the meaning set forth in Section 4.03(c).

“Hazardous Materials” means any substance presently or as of the Closing Date listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or dangerous under any Environmental Law, whether by type or quantity, and including, any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum and petroleum by-product, radon, asbestos, radioactive material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Licenses” has the meaning set forth in Section 4.06(g).

“Indemnified Party” has the meaning set forth in Section 7.04(a).

“Information Technology” has the meaning set forth in Section 4.06(k).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents and patent applications (including all issuances, reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions of such patents and applications), patentable designs and inventions, utility models, patent disclosures or other patent rights (“Patents”); (b) original works of authorship in any medium of expression, whether or not published, copyrights, design, design registration, all registrations and applications for registration of any of the foregoing, all issuances, extensions and renewals of such registrations and applications, and all “moral” rights and author’s rights (“Copyrights”); (c) trademarks, service marks, trade names, brand names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, all registrations and applications (including intent-to-use applications) of any of the foregoing, and all issuances, extensions and renewals of such registrations and applications (“Trademarks”); (d) confidential formulas, ideas, designs, devices, technology, trade secrets (whether or not patentable), business and technical information, know-how, research and development, inventions (whether or not patentable, reduced to practice, or the subject of an application for patent), methods, processes, compositions, databases, data collections and other confidential and proprietary information of the Company and/or its Subsidiaries or relating to their business or customers and all rights therein, to the extent protectable under applicable laws (“Trade Secrets”); (e) computer programs and systems, whether embodied in software, firmware or otherwise, including data and other files, application programming interfaces, architecture, records, schematics, computerized databases, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), and compilations, and all related specifications and documentation, including system documentation, user manuals, and training materials, all descriptions, flowcharts and other work product used to design, plan, organize, and develop any of the foregoing, and including any and all forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form), to the extent protectable under applicable laws (“Software”); and (f) Internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority.

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“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual knowledge of those persons listed on Section 1.01(a) of the Company Disclosure Letter, after due inquiry.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Legal Action” means any claim, action, suit, arbitration, proceeding, investigation, complaint, charge, mediation or grievance by or before any Governmental Entity, arbitrator or mediator or arbitration or mediation panel.

“Liability” shall mean any liability, commitment, indebtedness or obligation of any kind or nature whatsoever (whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, matured or unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet or the notes thereto under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer or security interests of any kind of nature whatsoever of or with respect to such property or asset.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Insurance Policies” has the meaning set forth in Section 4.17.

“Maximum Premium” has the meaning set forth in Section 7.04(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

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“Merger Consideration” has the meaning set forth in Section 3.01(c)(i).

“NASDAQ” means the NASDAQ Stock Market.

“Notice Period” has the meaning set forth in Section 6.02(f).

“Option Amount” has the meaning set forth in Section 3.03(a).

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity.

“Outside Date” has the meaning given to such term in Section 9.01(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 7.03(b).

“Party” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property” appearing in this Article I.

“Payment Fund” has the meaning set forth in Section 3.02(a).

“Permit” has the meaning set forth in Section 4.14.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, (e) any right of way or easement related to public roads and highways, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) those Liens listed on Section 1.01(b) of the Company Disclosure Letter, (h) any Liens which the Company shall cause to be eliminated at or prior to Closing, and (i) any other Liens or other imperfections of title that have not had, and would not reasonably be expected to have, a material and adverse effect on the contemplated use of the property or asset in question.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“PGI Agreement” has the meaning set forth in Section 4.12(d).

“Proper Delivery” has the meaning set forth in Section 3.02(b)(i).

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“Registered IP” has the meaning set forth in Section 4.06(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into, under or through the environment.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, consultants, financial sources and other advisors, agents and representatives of or to such Person.

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Restraints” has the meaning set forth in Section 8.01(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(f).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Intellectual Property” means any and all (i) Registered IP, (ii) source code for all products of the Company or its Subsidiaries, whether or not such products are currently being sold or licensed by the Company and/or its Subsidiaries to their customers, and (iii) confidential and proprietary trade secrets of the Company or its Subsidiaries that are material to the ability of the Company and/or its Subsidiaries to provide goods and services to their customers; provided, that Specified Intellectual Property shall not include Intellectual Property licensed from any third party not Affiliated with the Company or its Subsidiaries.

“Software” has the meaning set forth in the definition of “Intellectual Property” appearing in this Article I.

“Stockholder Rights” means the rights attached to the Company Common Stock issued pursuant to the Stockholder Rights Agreement.

“Stockholder Rights Agreement” means the Stockholder Rights Agreement, dated as of August 25, 2009, between the Company and American Stock Transfer and Trust Company, LLC, as rights agent.

“Stockholder Rights Agreement Amendment” has the meaning set forth in Section 4.11.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. With respect to the Company, (a) any reference to a Subsidiary of the Company shall include any direct or indirect Subsidiary of the Company and (b) any reference to a wholly-owned Subsidiary of the Company shall include any Subsidiary of the Company that is identified in Section 4.01(c)(i) of the Company Disclosure Letter as a Subsidiary that would be wholly-owned by the Company disregarding any shares or other equity interests of such Subsidiary held by directors of such Subsidiary in accordance with applicable Law or such Subsidiary’s Charter Documents.

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“Superior Proposal” means a bona fide written Takeover Proposal not obtained in breach of Section 6.02 involving the direct or indirect acquisition, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith is at least 10% more favorable from a financial point of view, and no less favorable with respect to the other terms and conditions (including, without limitation, no more burdensome conditions or other material risks to the consummation of such Takeover Proposal), to the holders of Company Common Stock than the transactions contemplated by this Agreement, and is reasonably capable of being consummated in accordance with its terms (x) without undue delay, and (y) taking into account all legal, financial, regulatory and other aspects of and risks of non-completion associated with such Takeover Proposal; provided, that no Superior Proposal shall be subject to any financing condition.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Affiliates, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Takeover Provisions” has the meaning set forth in Section 4.03(f).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means has the meaning set forth in Section 9.03(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” appearing in this Article I.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property” appearing in this Article I.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Agreement” has the meaning set forth in the Recitals.

“Voting Debt” has the meaning set forth in Section 4.02(c).

“WARN” has the meaning set forth in Section 4.18(e).

ARTICLE II
THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place no later than the third (3rd) Business Day following satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at 10:00 a.m., Eastern Time, at the offices of Crowell & Moring LLP, 1001 Pennsylvania Ave., NW, Washington DC 20004-2595, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at 11:00 a.m., Eastern Time, on the Closing Date (or such other time as may be agreed to in writing by Parent and the Company and specified in the Certificate of Merger) (the “Effective Time”).

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers, franchises, licenses and authorities of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts, restrictions and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts, restrictions and duties of the Surviving Corporation.

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Section 2.05 Organizational Documents. At the Effective Time, (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III
MERGER CONSIDERATION

Section 3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Sub:

(a)     Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)     Cancellation of Treasury Stock, Parent-Owned Stock and Merger Sub-Owned Stock. Each share of Company Common Stock and associated Stockholder Right (to the extent outstanding at the Effective Time) that is directly owned by Parent or Merger Sub or held by the Company as treasury shares immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)     Conversion of Company Common Stock.

(i) Each share of Company Common Stock and associated Stockholder Right (to the extent outstanding at the Effective Time) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent only the right to receive a cash payment equal to $7.25 per share, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock and associated Stockholder Rights (to the extent outstanding at the Effective Time) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate or Book-Entry Share which immediately prior to the Effective Time represented any such shares of Company Common Stock and associated Stockholder Rights (to the extent outstanding at the Effective Time) shall thereafter represent only the right to receive the Merger Consideration therefor upon surrender of such shares of Company Common Stock and associated Stockholder Rights (to the extent outstanding at the Effective Time) in accordance with Section 3.02, without interest thereon.

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(ii) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 3.01(c)(ii) shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

Section 3.02 Exchange and Payment.

(a)     Exchange Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At and after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, an amount of cash sufficient to deliver to holders of shares of Company Common Stock the aggregate Merger Consideration to which they are entitled pursuant to Section 3.01. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Payment Fund.” The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.01, except as provided in this Agreement. Parent shall pay the fees and expenses of the Exchange Agent. The Exchange Agent shall invest the cash in the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or in certificates of deposit issued by commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be solely the property of Parent and shall be paid solely to Parent. Nothing contained herein, and no investment losses resulting from investment of the Payment Fund, shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.01, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof.

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(b)     Exchange Procedures.

(i)      As soon as reasonably practicable after the Effective Time, but in no event more than three (3) Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) and to each holder of uncertificated shares of Company Common Stock represented on a book entry basis (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that, together with their associated Stockholder Rights (to the extent outstanding at the Effective Time), were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.01(c), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify), and (B) instructions for use in effecting the surrender of such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Book-Entry Shares and the Stockholder Rights associated with such shares (to the extent outstanding at the Effective Time) pursuant to Section 3.01(c). Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with such letter of transmittal (or, in the case of a Book-Entry Share, upon delivery of such letter of transmittal or upon the entry through a book-entry transfer agent of the surrender of such Book-Entry Shares on a book-entry account statement), duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent or Parent may reasonably require (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to Section 3.01(c) in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share and the Stockholder Rights associated with such shares (to the extent outstanding at the Effective Time). No interest will be paid or accrued on any Merger Consideration payable in respect of Certificates or Book-Entry Shares. Payment of Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery of the applicable Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share.

(ii)      If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred (together with any associated Stockholder Rights) and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

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(iii)      Until surrendered as contemplated by this Section 3.02(b), each Certificate or Book-Entry Share or associated Stockholder Right (to the extent outstanding at the Effective Time) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of shares of Company Common Stock represented by such Certificate or Book-Entry Share, as applicable, and the Stockholder Rights associated with such shares (to the extent outstanding at the Effective Time), pursuant to Section 3.01(c), without any interest thereon.

(iv)      For the sake of clarity, to the extent any Stockholder Rights are outstanding at the Effective Time, no shares of Company Common Stock or Book-Entry Shares shall be accepted for payment without the associated Stockholder Rights, and no Stockholder Rights shall be accepted for payment without the associated shares of Company Common Stock or Book-Entry Shares.

(c)      No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights (including, without limitation, all Stockholder Rights, to the extent outstanding at the Effective Time) pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate, Book-Entry Share or Stockholder Right is presented to the Surviving Corporation for transfer, then such Certificate, Book-Entry Share or Stockholder Right shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d)      Termination of the Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered by the Exchange Agent to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

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(e)      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto, without any interest thereon.

(f)      Other. Parent shall have the right to require the Exchange Agent to return to Parent any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares.

Section 3.03 Company Stock Options.

(a)      Prior to the Effective Time, the Company Board shall take such actions that do not involve payments (other than as described in this Section 3.03(a)) as may be reasonably necessary to provide that, immediately prior to the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is then outstanding and unvested shall become fully vested and each unexercised Company Stock Option that is then outstanding shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash (the “Option Amount”) equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock then subject to such Company Stock Option. If the exercise price per share of Company Common Stock subject to a Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled with no payment due to the holder thereof and shall have no further force or effect. Each holder of a Company Stock Option shall receive from the Surviving Corporation, with respect to such Company Stock Option, as promptly as reasonably practicable following the Effective Time, the Option Amount, net of any required withholding of Tax.

(b)     Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Stock Options and take all such other action, in all cases, without incurring any liabilities in connection therewith, as Parent may reasonably deem to be necessary to give effect to the transactions contemplated by this Section 3.03. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be reasonably necessary to give effect to the transactions contemplated by this Section 3.03 (unless such resolutions or actions have been adopted or taken, as applicable, prior to the date of this Agreement).

(c)      The actions provided for in this Section 3.03 shall be effected in a manner which is consistent with Section 409A of the Code, to avoid any violation thereof to the extent applicable, and the terms of the Company Stock Option. At an appropriate time after the execution of this Agreement, the Company shall mail to each holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 3.03 and providing instructions for use in obtaining payment for such Company Stock Options, to the extent applicable. Parent shall, and shall cause Merger Sub to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy their obligations to holders of Company Stock Options pursuant to this Section 3.03.

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Section 3.04 Withholding Rights. Parent, the Surviving Corporation, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold (without duplication) from the consideration otherwise payable to any holder of Company Common Stock or Company Stock Options and from any other recipient of a payment hereunder such amounts as Parent, the Surviving Corporation, Merger Sub or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, applicable Treasury Regulations or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation, Merger Sub or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options or to such other payment recipient, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, Merger Sub or the Exchange Agent.

Section 3.05 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by holders who have neither voted in favor of the Merger nor otherwise consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into, or represent the right to receive, the consideration described in Section 3.01(c)(i). Such holders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such appraisal rights or a court of competent jurisdiction shall determine that such holder is not entitled to appraisal rights, each such share of Company Common Stock held by such holder shall no longer be considered a Dissenting Share and each such share and its associated Stockholder Rights (if any) shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(c)(i), without any interest thereon. The Company shall give prompt notice to Parent of any demands received by the Company or any Subsidiary thereof for appraisal of shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to Delaware law received by the Company or any of its Subsidiaries, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, neither the Company nor any Subsidiary thereof shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

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Section 3.06 Further Action. The Parties shall execute and deliver such certificates and other documents and take such other actions as may be reasonably necessary or appropriate in order to effect the Merger, including making filings, recordings or publications required under the DGCL. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, then the directors and authorized officers of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure letter dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other section or subsection of this Agreement only to the extent that it is reasonably apparent from the face of such disclosure that such information is relevant to such other section or subsection, other than, in each case, any matters required to be disclosed for purposes of Section 4.02 (Capital Structure) and Section 4.05 (Absence of Certain Changes or Events) of this Agreement, which matters shall be specifically disclosed in Section 4.02 and Section 4.05 of the Company Disclosure Letter, respectively) and (ii) any Company SEC Document filed by the Company with, or furnished by the Company to, the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that was publicly available on or after July 31, 2010 and prior to the date of this Agreement (excluding any exhibits, annexes and schedules to any such Company SEC Document (except to the extent incorporated in the textual disclosure in the body of such Company SEC Document) and excluding any disclosures set forth in any “Risk Factor” or “Forward Looking Statements” section or in any other section of any such Company SEC Document to the extent such disclosures are cautionary, predictive or forward-looking in nature) (it being understood that (i) any information set forth in any Company SEC Document shall qualify a specific representation or warranty contained in this Article IV only to the extent that it is reasonably apparent from the face of such disclosure that such information would be expected to qualify such representation and warranty and (ii) no representations and warranties set forth in Section 4.02 (Capital Structure) shall be qualified by any information disclosed in the Company SEC Documents), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a)      Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business as now conducted makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)      Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as currently in effect (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)      Subsidiaries. Section 4.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 4.01(c)(i) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company, (A) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (B) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company, as well as the other owners of any shares or other equity or voting interests therein. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable Laws or (y) arising pursuant to the Charter Documents. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity, or voting interests in, any Person.

Section 4.02 Capital Structure.

(a)      Capital Stock. The authorized capital stock of the Company consists of: (i) 300,000,000 shares of Company Common Stock, (ii) 2,000,000 shares of class B common stock, $.01 par value per share; (iii) 2,000,000 shares of class E-1 common stock, $.01 par value per share; (iv) 2,000,000 shares of Class E-2 common stock, $.01 par value per share; and (v) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which (A) 3,423 shares are designated as Series E Redeemable Preferred Stock and reserved for issuance and (B) 100,000 shares are designated as Series F Junior Participating Preferred Stock and reserved for issuance. As of the close of business on April 30, 2012, (A) 32,113,320 shares of Company Common Stock were issued and outstanding, (B) 1,000,000 shares of Company Common Stock were issued and held by the Company in its treasury and (C) no shares of class B common stock, class E-1 common stock, class E-2 common stock or Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and since April 30, 2012 and through the date hereof, no additional shares of Company Common Stock, or shares of class B common stock, class E-1 common stock, class E-2 common stock or Company Preferred Stock Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Stock Options. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

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(b)      Company Stock Options.

(i)      As of the close of business on April 30, 2012, an aggregate of 4,514,348 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options granted under the Company’s 2005 Stock Incentive Plan and the Company’s Stock Option Plan amended and restated as of June 30, 1999 (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”), and since April 30, 2012 and through the date hereof, no Company Stock Options have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans except as set forth in Section 4.02(b)(i) of the Company Disclosure Letter. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on April 30, 2012 a list of each outstanding Company Stock Option granted under the Company Stock Plans and (A) the name of the holder of such Company Stock Option, (B) the number of shares of Company Common Stock subject to such outstanding Company Stock Option, (C) the exercise price of such Company Stock Option, (D) the date on which such Company Stock Option was granted or issued, and (E) the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii)      Except for the Company Stock Plans and as set forth in Section 3.03 of this Agreement or Section 4.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Stock Option as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Stock Options and the Stockholder Rights, as of the date hereof, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company or any of its Subsidiaries, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

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(iii)      There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)      Voting Debt. As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equity holders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)      Company Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

(e)      Conversion of Securities. The modification of the Certificate of Incorporation of the Company (by filing a Certificate of Amendment thereto) with respect to conversion of the former series C preferred stock of the Company, as well as the actual conversion of the former series C preferred stock of the Company to Company Common Stock, was duly authorized, was properly and validly effected and was in full satisfaction of the series C preferred stock of the Company. No holder or former holder of the series C preferred stock of the Company has any further or ongoing right or claim related to (i) the series C preferred stock of the Company, (ii) the determination of the number of shares of Company Common Stock received or receivable as a result of such conversion, or (iii) dividends payable upon the series C preferred stock of the Company. No holder or former holder of the series E preferred stock of the Company has any further or ongoing right or claim related to (i) the series E preferred stock of the Company, (ii) the redemption thereof, or (iii) dividends payable upon the series E preferred stock of the Company.

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Section 4.03 Authority; Non-contravention; Governmental Consents, Etc.

(a)      Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”) if required by applicable Law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company or its stockholders and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b)      Non-contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law or Consent of any Governmental Entity applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or require any Consent under, any material Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and/or its Subsidiaries to provide goods and services to their customers or would not prevent, materially delay or materially impede the consummation of the Merger.

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(c)      Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitrator or tribunal, administrative or regulatory agency or commission or other governmental authority (including any stock exchange), or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority of any nature (including any governmental department, division, bureau, office, branch, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case whether in or of the United States or foreign (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC in accordance with the Exchange Act of (A) the letter to the stockholders of the Company, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), and (B) such filings under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the HSR Act or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; (v) the other Consents of Governmental Entities listed in Section 4.03(c) of the Company Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and/or its Subsidiaries to provide goods and services to their customers or would not prevent, materially delay or materially impede the consummation of the Merger.

(d)      Legal Proceedings. Section 4.03(d) of the Company Disclosure Letter lists, as of the date hereof, each pending Legal Action against the Company or any of its Subsidiaries. As of the date hereof, (i) there is no pending or, to the Knowledge of the Company, threatened, Legal Action against the Company or any of its Subsidiaries, nor is there any Order imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries or their ability to provide goods and services to their customers and (ii) to the Knowledge of the Company, no event has occurred and there has been no communication that will, or that would reasonably be expected to, give rise to or serve as a basis for any Legal Action against the Company or any of its Subsidiaries, that if adversely determined, would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and/or its Subsidiaries to provide goods and services to their customers. Section 4.03(d) of the Company Disclosure Letter lists, as of the date hereof, all Legal Actions that the Company and/or its Subsidiaries has threatened in writing against other Persons during the last twelve (12) months (excluding claims for collections of accounts receivable in the ordinary course of business).

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(e)      Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement and approve the Merger (collectively, the “Company Board Recommendation”).

(f)      Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder,” “affiliate transaction,” or other anti-takeover Law (including Section 203 of the DGCL), or similar Law applicable to the Company, or restrictive provision in the Charter Documents of the Company (collectively, the “Takeover Provisions”) is applicable to this Agreement, the Merger or any of the other transactions contemplated hereby. The Company Board has taken all actions so that the Takeover Provisions (including the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203)) do not and will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a)      SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since July 31, 2010 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Sarbanes-Oxley Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

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(b)      Financial Statements.

(i) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Documents (the “Financial Statements”): (A) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (B) was prepared from, and in accordance with, the books and records of the Company; (C) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim Financial Statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (D) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim Financial Statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (the effect of which will not be materially adverse).

(ii) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (A) that were incurred after January 31, 2012 in the ordinary course of business consistent with past practice, or (B) that were set forth on the Company’s unaudited balance sheet as of January 31, 2012 (including the related notes thereto) included in the Financial Statements in the Company SEC Documents prior to the date hereof.

(iii) Section 4.04(b)(iii) of the Company Disclosure Letter lists all receivables or other assets that have arisen since January 31, 2012 and have not been included in the Company SEC Documents, in each case relating to any payment due or alleged to be due to the Company or any of its Subsidiaries pursuant to any indemnification or related provisions under the PGI Agreement.

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with general or specific authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

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(d)      Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurances that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 4.04(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e)      Off-balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(f)      Sarbanes-Oxley and NASDAQ Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, in each case in all material respects.

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Section 4.05 Absence of Certain Changes or Events. Since July 31, 2011, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a)      any Company Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)      any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01, provided, that for purposes of subsections (e) and (f) of Section 6.01, the reference to July 31, 2011 in the first sentence of this Section 4.05 shall be deemed to be a reference to January 31, 2012.

Section 4.06 Intellectual Property.

(a)      Certain Company-Owned IP. Section 4.06(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing (“Registered IP”). To the Knowledge of the Company, to the extent issued, all Specified Intellectual Property is valid, enforceable and subsisting, to the extent protectable under applicable Law.

(b)      Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or, to the Knowledge of the Company, has the valid right to use, all material Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company IP”). All Company IP is free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and/or its Subsidiaries to provide goods and services to their customers. The Company IP constitutes all of the material Intellectual Property necessary to enable the Company and its Subsidiaries to conduct their business as currently being conducted or, to the Knowledge of the Company, as they have committed to their customers in the Company’s fiscal years 2012 and 2013 that it will be conducted. Since July 31, 2011, neither the Company nor any Subsidiary thereof has transferred ownership of or granted an exclusive license to, any third party of any Intellectual Property that are, or were, material Company IP.

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(c)      Maintenance and Protection. The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the Registered IP and to protect and preserve the confidentiality of all Specified Intellectual Property (other than Registered IP).

(d)      Non-Infringement. Except as set forth in Section 4.06(d) of the Company Disclosure Letter, since July 31, 2010, (i) to the Knowledge of the Company, the conduct of the businesses of the Company and each of its Subsidiaries (including the services offered by the Company or any of its Subsidiaries, the sale, license or other distribution of any products of the Company or any of its Subsidiaries, and the use of the Company IP (other than Company IP purchased or licensed from non-Affiliated third parties) in such conduct of the businesses) is not infringing, misappropriating or otherwise violating any Intellectual Property of any other Person; (ii) to the Knowledge of the Company, no third party has infringed, violated or otherwise misappropriated, or is infringing upon, violating or otherwise misappropriating, any material Registered IP, material Trade Secrets or material Copyrights and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is infringing, misappropriating or violating the Intellectual Property of any third party (including any written notice that the Company must license or refrain from using any Intellectual Property of any third party). To the Knowledge of the Company, there is no reasonable basis for any such claim.

(e)      IP Legal Actions and Orders. Except as set forth in Section 4.06(d) of the Company Disclosure Letter, there are no Legal Actions pending or, to the Knowledge of the Company, threatened, and since July 31, 2010, neither the Company nor any of its Subsidiaries has been party to any Legal Action: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and/or its Subsidiaries to provide goods and services to their customers. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and/or its Subsidiaries to provide goods and services to their customers.

(f)      Outbound Licenses; Sublicenses. Section 4.06(f) of the Company Disclosure Letter contains a complete and accurate list of all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries grants (i) any exclusive rights or authority to any Person with respect to any Company IP or (ii) any rights or authority in the Specified Intellectual Property to any third party other than, in the case of this clause (ii), (A) non-exclusive licenses given to customers, distributors or re-sellers in the ordinary course of business or (B) source code escrows given to customers in the ordinary course of business. The licenses, sublicenses and other Contracts listed on Section 4.06(f) of the Company Disclosure Letter shall be “Material Contracts” for purposes of the Company’s representations and warranties in Section 4.12.

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(g)      Inbound IP; Software. To the Knowledge of the Company, Section 4.06(g) of the Company Disclosure Letter contains a complete and accurate list of all Intellectual Property licensed from third parties that is material to the performance of or the providing of any services to the customers of the Company or any of its Subsidiaries (other than licenses for commercially available “off-the-shelf” software or other technology with an annual license fee of less than $100,000 and accounting software) (“Inbound Licenses”). The Contracts relating to the Intellectual Property listed on Section 4.06(g) of the Company Disclosure Letter shall be “Material Contracts” for purposes of the Company’s representations and warranties in Section 4.12. To the Knowledge of the Company, neither the current operation of the businesses of the Company and its Subsidiaries nor the transactions contemplated by this Agreement, including the Merger, results or will result in any requirement that the Company or any of its Subsidiaries publish, disclose, deposit in escrow, license or otherwise make available the source code for its Software.

(h)      Inventions. To the Knowledge of the Company, the Specified Intellectual Property has been (i) created by (A) employees of the Company or one of its Subsidiaries within the scope of their employment who have executed an assignment of such Specified Intellectual Property to the Company or one of its Subsidiaries, or (B) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to written agreements, or (ii) acquired pursuant to a written assignment from the original inventor(s) or subsequent assignees. To the Knowledge of the Company, no other Person has made any written claim to inventorship or ownership of any part of the Specified Intellectual Property.

(i)      Defects; Malware.  To the Knowledge of the Company, all Software within the Company IP that is used by the Company, any of its Subsidiaries or sold by Company to any of their respective customers is free from any bug, logic error, defect or other programming error, except for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a material adverse affect on the ability of the Company and/or its Subsidiaries to provide goods and services to their customers. To the Knowledge of the Company, no such Software contains any malicious code (including any “Trojan horse,” “worm,” or “virus,” as these terms are commonly used in the computer software industry).

(j)      Limited Licenses. Section 4.06(i) of the Company Disclosure Letter sets forth a complete and correct list of all Company IP that is subject to GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL).

(k)      Information Technology Systems and Data Center Equipment Prior to the date hereof, the Company has disclosed to Parent all hardware (including computers, servers, peripheral devices and telecommunications devices) and software whether owned, leased or used by the Company or any of its Subsidiaries that is material to the performance of or providing of any services to the customers of the Company or any of its Subsidiaries (“Information Technology”). To the Knowledge of the Company, all Information Technology presently used in delivering services to customers is in good working order and condition in all material respects and is sufficient for the purposes for which it is used in the business of the Company and its Subsidiaries. No material capital expenditures (including lease expenditures) are currently planned or are necessary to such Information Technology in the business of the Company and its Subsidiaries as currently conducted, other than capital expenditures and lease commitments in the ordinary course of business consistent with past practice and on average not materially greater than those annual expenditures disclosed in the annual audited financial statements of the Company. All commitments by the Company and its Subsidiaries to customers to modify, upgrade or buildout such Information Technology (whether in service level agreements, other customer Contracts, or otherwise) in the Company’s and its Subsidiaries’ fiscal year 2012 or fiscal year 2013 (based on projected customer volumes) have been identified to Parent in the Company’s existing fiscal year 2012 Capital Budget. The Company and/or its Subsidiaries have obtained an unqualified SSAE16 SOC II report dated January 27, 2012 for the period June 1, 2011 through December 31, 2011, which is true and accurate in all material respects, and have provided a copy of the report to the Parent. The Company has also disclosed to Parent all material co-location agreements and material outsourcing agreements.

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(l)      Disaster Recovery Plans. The Company and each of its Subsidiaries has established and maintains appropriate disaster recovery plans, procedures and backup equipment and facilities (collectively, the “Disaster Recovery Plans”) of a scope consistent in all material respects with (i) customary industry practice in the event of any disaster, emergency or persistent equipment or telecommunications failure affecting the Company and/or its Subsidiaries or its or their customers, (ii) all applicable Laws and (iii) all Material Contracts (including customer contracts) to which the Company and/or its Subsidiaries are party. The Company and its Subsidiaries carry out periodic audits and tests of the Disaster Recovery Plans and are otherwise in full compliance with the Disaster Recovery Plans. Neither the Company nor its Subsidiaries (x) owe or have owed in the past twelve (12) months any payments, penalties or fees (however characterized) to, or (y) experience or have experienced in the past twelve (12) months a reduction in payments from, in either case customers or other third parties, as a result of any failure to be in compliance with the Disaster Recovery Plans. The Company and its Subsidiaries have not committed to their customers or other third parties to modify, upgrade or buildout the Disaster Recovery Plans in the Company’s and its Subsidiaries’ fiscal year 2012 or fiscal year 2013, other than to the extent any budgeted upgrades identified in the Company’s existing fiscal year 2012 Capital Budget provided to Parent would be classified under this Section.

(m)      Personal and Customer Data. Any collection, acquisition, use, storage, transfer, distribution or dissemination by the Company or any of its Subsidiaries, of any personally identifiable information of any third parties or of customers (or customers’ confidential information) (collectively, “Customer Data”) are and have been, since July 31, 2010, in compliance with (i) all applicable Laws, (ii) all relevant Contracts to which the Company and/or its Subsidiaries are party and (iii) the Company and each of its Subsidiaries’ privacy policies, in each case in all material respects.  The Company and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Customer Data, and the Company and its Subsidiaries are, and have since July 31, 2010 been, in compliance with such policies and procedures.  To the Knowledge of the Company, there have been no breaches or violations of any such security measures, or any unauthorized access of any Customer Data.  No claim is pending against the Company or its Subsidiaries relating to any such policy, procedure or measure, or any breach or alleged breach thereof, nor, to the Knowledge of Company, has the Company or any Subsidiary thereof received any written notice of any threatened claim with respect to such matters.

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Section 4.07 Brokers’ and Finders’ Fees. Except for fees payable to William Blair & Company, L.L.C. (the “Company Financial Advisor”), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.08      Information in the Proxy Statement. The Company Proxy Statement (and any amendment thereof or supplement thereto), at the date first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Company Proxy Statement that are supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 4.09      Environmental Matters. The Company and each of its Subsidiaries is and, since July 31, 2010, has been in material compliance with all applicable Environmental Laws and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is or has been in violation of, or has any actual or threatened liability under, any Environmental Law which is pending or unresolved.

Section 4.10 Fairness Opinion. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received in the Merger by the holders of shares of Company Common Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.11 Amendment to Stockholder Rights Agreement. Except for the Stockholder Rights Agreement, neither the Company nor any of its Subsidiaries is a party to any shareholder rights agreement, rights plan, “poison pill” or other similar agreement or plan. The Board has taken all necessary action to irrevocably amend the Stockholder Rights Agreement (and an executed copy of such amendment has been provided to Parent prior to the date hereof) so that (A) neither the execution or delivery of this Agreement or the Voting Agreements, nor the transactions contemplated hereby and thereby, including the Merger, will cause (i) the Stockholder Rights to become exercisable under the Stockholder Rights Agreement, (ii) Parent or Merger Sub or any of their Affiliates to be deemed an “Acquiring Person” (as defined in the Stockholder Rights Agreement) or (iii) the “Share Acquisition Date” (as defined in the Stockholder Rights Agreement) to occur upon any such event and (B) the “Expiration Date” (as defined in the Stockholder Rights Agreement) shall occur immediately prior to the Effective Time (the “Stockholder Rights Agreement Amendment”).

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Section 4.12 Material Contracts.

(a)      Except for this Agreement and Contracts filed as exhibits to the Company SEC Documents, Section 4.12 of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, and the Company has made available to Parent complete and correct copies, of each Contract (together with any and all amendments and supplements thereto and material side letters and similar documentation relating thereto) to which the Company or any of its Subsidiaries is a party to or bound by (each, a “Material Contract”) of any of the following types:

(i)      with a customer representing any of the fifty (50) largest customer relationships by revenue of the Company on a consolidated basis over the twelve (12) months immediately prior to January 31, 2012;

(ii)      with a supplier representing any of the ten (10) largest telecommunications services supplier relationships by payments of the Company on a consolidated basis during the current fiscal year through April 19, 2012;

(iii)      with a supplier, other than professional service providers, representing any of the ten (10) largest supplier relationships, other than the ten (10) largest telecommunications services supplier relationships, measured by payments of the Company on a consolidated basis during the current fiscal year through April 19, 2012;

(iv)      with a sales agent representing any of the ten (10) largest sales agent relationships by revenue of the Company on a consolidated basis generated or managed during the current fiscal year through February 29, 2012;

(v)      with a reseller of the Company’s and/or its Subsidiaries’ products or services representing any of the ten (10) largest sales reseller relationships by revenue of the Company on a consolidated basis over the twelve (12) months immediately prior to March 31, 2012;

(vi)      with a consultant or independent contractor representing any of the ten (10) largest consultant or independent contractor relationships by payments of the Company on a consolidated basis during the current fiscal year through April 26, 2012;

(vii)      entered into within the two (2) years prior to the date hereof that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

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(viii)      granting any Person an option or right to acquire on a non-arms’ length basis any Specified Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business) or material assets or tangible property of the Company or any of its Subsidiaries;

(ix)      relating to (A) indebtedness for borrowed money (including guarantees by the Company or any of its Subsidiaries) other than to or from its wholly-owned Subsidiaries, (B) the incurrence of Liens (other than Permitted Liens) on the assets of the Company or its Subsidiaries, (C) the assumption, guarantee or endorsement, or other responsibility (whether directly, contingently or otherwise) for, the obligations of any Person (other than its wholly-owned Subsidiaries) for borrowed money, or (D) any “keep well” or other agreement to maintain any financial statement condition of another Person (other than a wholly-owned Subsidiary of the Company), excluding in each case Contracts relating to trade payables arising in the ordinary course of business and those involving an amount of less than $50,000;

(x)      that, except as would not have a material restrictive impact on the business of the Company or its Affiliates, to the Knowledge of the Company (A) limit the ability of the Company or any of its Affiliates to solicit any Person as a customer, (B) limit the ability of the Company or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or during any future period of time, or (C) obligate the Company or any of its Affiliates to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby;

(xi)      relating to any material strategic alliance, joint venture or partnership arrangements;

(xii)      pursuant to which the Company or any of its Subsidiaries are obligated to contribute capital, loan money or otherwise provide funds or make additional investments in any Person other than a wholly-owned Subsidiary of the Company or other than trade payables arising in the ordinary course of business;

(xiii)      relating to open purchase orders (including for services) involving future payments in excess of $150,000;

(xiv)      providing “most favored nation” or similar pricing to any customer that is a party to a Contract described in subsection (i) above with respect to the sale, distribution, license or support of any products or services; and

(xv)      the termination or loss of which, to the Knowledge of the Company, would materially and adversely affect the ability of the Company and its Subsidiaries to provide goods or services to customers, excluding Contracts otherwise described in any of subsections (i) through (xiv) above.

(b) Section 4.06(a) of the Company Disclosure Letter also sets forth, for the Contracts listed in items (i) through (vi) thereof, the revenue or fees received from or paid to such customer, supplier, sales agent/reseller or consultant/independent contractor during the time period referenced in Section 4.06(a)(i) through (vi), as applicable.

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(c)      Each Material Contract is valid and binding on the Company or any of its Subsidiaries, and to the Company’s Knowledge, each other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers) and is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, nor, to the Company’s Knowledge, has provided or is in receipt of any written notice of any current intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. No customer who is a party to a Material Contract has given written, or, to the Knowledge of the Company, oral, notice to the Company or any of its Subsidiaries that it intends to reduce its purchase of goods or services from the Company or any of its Subsidiaries, make any material modifications or change in or to terminate its business relationship with the Company or any of its Subsidiaries and no material credit amounts are owing or, to the Company’s Knowledge, alleged owing, to any customer as a result of a breach by the Company or any of its Subsidiaries of any service level obligations except as may have been reserved for in the Financial Statements. No supplier who is a party to a Material Contract has given written, or, to the Knowledge of the Company, oral, notice to either the Company or any of its Subsidiaries that it intends to alter or change any material pricing or other material terms with respect to its supply of goods or services to the Company or any of its Subsidiaries, or to terminate its business relationship with the Company or any of its Subsidiaries.

(d)      Neither the entry into nor the consummation of this Agreement or the transactions consummated hereby (including the Merger) will, directly or indirectly, in whole or in part, terminate, adversely modify, increase the obligations or decrease the rights of the Company (including as the Surviving Corporation) or its Subsidiaries under that certain Securities and Asset Purchase Agreement dated as of October 21, 2010, by and among the Company, Premiere Global Services, Inc., Xpedite Systems Holdings (UK) Limited, Premiere Conferencing (Canada) Limited and Xpedite Systems, LLC (the “PGI Agreement”).

Section 4.13 Compliance with Laws; Export Control; Business Practices; Government Contracts.

(a)      The Company and each of its Subsidiaries is, and since July 31, 2010 has been, in compliance in all material respects with all Laws applicable to its business or operations. Neither the Company nor any of its Subsidiaries has received any written communication since July 31, 2010 from any Governmental Entity or employee, licensee, licensor, vendor or supplier of the Company or any of its Subsidiaries that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any liability under, any material Law.

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(b)      The Company and each of its Subsidiaries is, and since July 31, 2010 has been, in compliance in all material respects with, all Laws relating to export control, including but not limited to the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. 120 et. seq.), the Export Administration Regulations (15 C.F.R. 730 et. seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (the “Export Control Laws”), as evidenced by agreements with users that establish compliance obligations with respect to the use of the services. To the Knowledge of the Company, there exists no event that, with notice or passage of time or both, would give rise to a material violation of or constitute non-compliance in any material respect with any Export Control Law by the Company or any of its Subsidiaries. Since July 31, 2010, neither the Company nor any of its Subsidiaries has been the subject of any formal proceeding or investigation or, to the Knowledge of the Company, any informal proceeding, investigation, review or inquiry of any kind with respect to its compliance or non-compliance with Export Control Laws by any Governmental Entity. Neither the Company nor any of its Subsidiaries has filed any voluntary self-disclosures of the Export Control Law.

(c)      None of Company, any Subsidiary of Company or, to the Knowledge of Company, any directors or officers, agents or employees of Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (iii) made any payment in the nature of criminal bribery, other than any of the foregoing that would have only immaterial consequences on the Company and its Subsidiaries. Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 4.14 Permits. The Company and each of its Subsidiaries has in effect all approvals, authorizations, registrations, exemptions, certificates, franchises, licenses, permits and consents of Governmental Entities (collectively, “Permits”) material to the Company or any such Subsidiary, as applicable, in connection with the conduct of its business as presently conducted, and all such Permits are in full force and effect, except for such Permits the absence of which, or the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company and/or its Subsidiaries to provide goods and services to their customers. The Company and each of its Subsidiaries is in compliance in all material respects with the terms of such Permits, all fees and charges with respect to such Permits due as of the date hereof have been paid in full, and no such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement, including the Merger. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2011 from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any material liability under, any material Permit or relating to the termination, revocation, suspension, lapse, limitation or modification of any material Permit, and the Company has no Knowledge of any reasonable basis for any such termination, revocation, suspension, lapse, limitation or modification.

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Section 4.15 Company Benefit Plans.

(a)      Section 4.15(a) of the Company Disclosure Letter sets forth a list of each Company Employee Plan. The Company has previously provided to the Parent a report setting forth as of the date hereof the base salary of each employee who is party to an employment offer letter or contract or employee service agreement with the Company or any of its Subsidiaries which provides for the payment of base salary in excess of $100,000 per annum.

(b)      Except as set forth in Section 4.15(b) of the Company Disclosure Letter, the Company has made available to the Parent correct and complete copies of each Company Employee Plan (or, with respect to any such plan that does not have a written plan document (including a plan that has not been reduced to writing), a summary of the material terms thereof), including all amendments adopted or approved, and with respect to each such Company Employee Plan (if applicable thereto) (i) any associated trust, custodial, insurance, or service agreements (as currently in effect), (ii) the most recent annual report, actuarial report, or summary plan description submitted to any Governmental Entity or distributed to or available for review by participants or beneficiaries thereunder, (iii) the most recently received IRS determination letter and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Company Employee Plan, and (iv) any procedural manuals and any other material documentation relating to a Company Employee Plan (including audit reports, fidelity bonds and fiduciary liability policies).

(c)      Each Company Employee Plan has been operated in material compliance with the terms of such Company Employee Plan and with all requirements of applicable Law, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no event has occurred and, to the Knowledge of the Company, no condition exists with respect to any Company Employee Plan that would subject the Company or any Subsidiary of the Company, either directly or by reason of its affiliation with the Company or any ERISA Affiliate, to any excise tax, fine, lien or penalty imposed by ERISA, the Code or other applicable Laws. Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is the subject of an unrevoked favorable determination or opinion letter from the IRS (or is based on a pre-approved prototype plan document and may rely on the opinion letter issued to the prototype plan sponsor which covers the current form of the plan). To the Knowledge of the Company, nothing has occurred with respect to any such Company Employee Plan that has resulted or is likely to result in the revocation of such determination as to such Company Employee Plan.

(d)      No Company Employee Plan is or, at any time during the last six (6) years, was (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiple employer plan, multiple employer welfare arrangement, voluntary employees’ beneficiary association or a multiemployer plan within the meaning of ERISA and the Code, (iii) required by its terms to provide employee welfare benefits (within the meaning of Section 3(1) of ERISA), including health and life insurance, to current or future retired or terminated employees, independent contractors, directors, or their spouses or dependents (other than in accordance with applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA), or (iv) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code.

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(e)      No “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Company Employee Plan, which, if decided adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries.

(f)      No employer securities, employer real property or other employer property is included in the assets of any Company Employee Plan.

(g)      Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, full payment has been made of all amounts which the Company was required under the terms of the Company Employee Plans to have paid before the Effective Time as contributions (including all employer contributions and employee salary reduction contributions), premium payments or other payments to such Company Employee Plans within the time period prescribed by ERISA.

(h)      Except as provided in Section 4.15(h) of the Company Disclosure Letter, the Company and each of its Subsidiaries is not a party to any Contract the amounts payable from which would fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code. With respect to any nonqualified deferred compensation plan of the Company or its Subsidiaries, the Company has complied in good faith with all requirements of Section 409A of the Code, to the extent applicable thereto, and each such plan has (if applicable) been operated in good faith compliance with the transitional relief and all guidance and regulations provided by the IRS under Section 409A of the Code.

(i)      Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Employee Plan mandated by a non-U.S. Governmental Entity or subject to the Laws of a jurisdiction outside of the United States that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities.

(j)      No equity awards, other than the Company Stock Options listed on Section 4.02(b) of the Company Disclosure Letter are currently outstanding, whether under the Company Stock Plans, under other equity plans sponsored by the Company, or pursuant to individual grants.

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(k)      Any Company Employee Plan may be amended or terminated at any time without any material liability to the Company or any of its Subsidiaries and subject to applicable Law and to the statutory and contractual obligations of the Company and its Subsidiaries to pay any earned and vested benefits thereunder.

Section 4.16 Taxes.

(a)      The Company and each Subsidiary thereof have timely filed all material Tax Returns that they were required to file under applicable Laws, subject to any applicable extensions. All such Tax Returns were correct and complete in all material respects. Neither the Company nor any Subsidiary thereof is currently the beneficiary of any extension of time within which to file any such Tax Return. To the Knowledge of the Company, no claim is pending or has been made since July 31, 2010, by any Governmental Entity in a jurisdiction where the Company or a Subsidiary thereof does not file Tax Returns that the Company or such Subsidiary thereof is or may be subject to material taxation by that jurisdiction.

(b)      All Taxes due and owing by the Company and each Subsidiary thereof on or before the date hereof, as shown on any such Tax Returns described in Section 4.16(a), have been timely paid or been reserved for in the Financial Statements.

(c)      There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary thereof.

(d)      Neither the Company nor any Subsidiary thereof has received from any Governmental Entity any written (i) notice indicating or request relating to an intent to open an audit or other review related to any material Taxes or Tax Returns of the Company or any Subsidiary thereof, or (ii) notice of deficiency or proposed adjustment with respect to material Taxes of the Company or any Subsidiary thereof. No material proceedings are currently pending or being conducted with respect to any Taxes of the Company or any Subsidiary thereof. The Company has made available to Parent complete and accurate copies of all material examination reports and material statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiary since July 31, 2010. Neither the Company nor any Subsidiary thereof has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains in effect nor has any request been made in writing for any such extension or waiver. To the Knowledge of the Company, no requests for ruling or determination letters or competent authority relief with respect to the Company or any of its Subsidiaries is currently pending with any Governmental Entity with respect to a material amount of Taxes. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any other Governmental Entity in the United States, or, to the Knowledge of the Company, any other Governmental Entity, with respect to a material amount of Taxes.

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(e)      The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)      Neither the Company nor any Subsidiary thereof is a party to any Tax allocation, Tax sharing or similar agreement between the Company or any Subsidiary thereof, on the one hand, and any other Person (other than the Company and any Subsidiary thereof), on the other hand (other than customary agreements with customers, vendors, lessors and/or other third parties entered into in the ordinary course of business). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to any material Contract to pay, indemnify or make any Tax “gross-up” payments with respect to any Tax Liabilities of any stockholder, director, officer or other employee or contractor of the Company or any Subsidiary thereof.

(g)      During the last five (5) years, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. Neither the Company nor any Subsidiary thereof has any material liability for the Taxes of any Person (other than the Company and any Subsidiary thereof) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, other than under customary agreements with customers, vendors, lessors and other third parties entered into in the ordinary course of business.

(h)      Neither the Company nor any Subsidiary thereof has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring in the last five (5) years that was treated by the parties to the distribution as a distribution governed by Section 355 of the Code.

(i)      Neither the Company nor any Subsidiary thereof has participated in or entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b).

(j)      Section 4.16(j) of the Company Disclosure Letter sets forth the United States federal income Tax classification of the Company and each Subsidiary thereof and, if applicable, the date on which IRS Form 8832 was filed with respect to the Company or such Subsidiary.

(k)      For purposes of this Section 4.16, “material” means $100,000 or more of Taxes with respect to a particular Tax Return or a particular Tax matter.

Section 4.17 Insurance. Prior to the date hereof, the Company has made available to Parent true, correct and complete copies of all material insurance policies in force naming the Company, any Subsidiary of the Company or any employees of the Company or any Subsidiary of the Company in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which the Company or any Subsidiary of the Company has paid or is obligated to pay all or part of the premiums (excluding any health insurance policies or workers’ compensation insurance policies, the “Material Insurance Policies”). Neither the Company nor any Subsidiary of the Company has received written notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect to any Material Insurance Policy, and the Company and each of its Subsidiaries are in compliance with all conditions contained in each Material Insurance Policy. There have been no lapses (whether cured or not) in the coverage provided under the Material Insurance Policies or any predecessor policies insuring similar risk, during the term of any such policy, as extended or renewed. As of the date hereof, the Company has disclosed to Parent all claims (whether pending, denied, disputed or resolved) made under the Material Insurance Policies or any predecessor policies insuring similar risk since July 31, 2010.

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Section 4.18 Labor and Employment Matters.

(a)      Except as provided in Section 4.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is bound by or a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the Knowledge of the Company, there is no current union representation question involving employees of the Company or any Subsidiary of the Company, nor does the Company or any Subsidiary of the Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. There is no strike, lockout, organized labor dispute, slowdown or work stoppage pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary of the Company, nor to the Knowledge of the Company has there been any such strike, lockout, organized labor dispute, slowdown or work stoppage in the past six (6) years.

(b)      There is no material unfair labor practice, employment discrimination or other material grievance, arbitration, claim, suit, action, proceeding or employment-related complaint against the Company or any Subsidiary of the Company pending, or to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator.

(c)      Except in respect of matters in Section 4.03(d) of the Company Disclosure Letter, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company, threatened in writing in respect of which any director, officer, employee or agent of the Company or any Subsidiary of the Company is or may be entitled to claim indemnification in any material amount from the Company or any Subsidiary of the Company pursuant to their respective charter documents.

(d)      Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company and/or its Subsidiaries to provide goods and services to their customers, the Company and each Subsidiary of the Company is in compliance with any and all Laws in any relevant jurisdiction, including common law, all applicable foreign, federal, state and local laws with respect to employment practices, labor relations, safety and health regulations and mass layoffs and plant closings.

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(e)      The Company and each of its Subsidiaries have not incurred any material liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (“WARN”), and any similar state law, and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to or as of the Effective Time. The Company and each of its Subsidiaries have not given, and have not been required to give, any notice under WARN within 90 days prior to the date hereof.

(f)      Neither the Company nor any of its Subsidiaries is materially delinquent in payments due to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for the Company or any of its Subsidiaries to the date hereof, and the Company is in material compliance with its expense reimbursement policies.

(g)      To the Knowledge of the Company, neither any officer of the Company or any of its Subsidiaries nor any employee of the Company or any of its Subsidiaries that reports directly to any such officer is currently planning to terminate his or her employment with the Company or any of its Subsidiaries.

Section 4.19 Real Property; Personal Property and Company Assets. The Company does not own any real property. The machinery, equipment, furniture, fixtures, other tangible personal property and assets, and intangible assets (other than the Company IP) owned, leased or used by the Company or any of its Subsidiaries (the “Company Assets”) are, together with the Company IP, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted. None of such Company Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are consistent with past practices as reflected in the Financial Statements. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under Contract to use, such Company Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens. Section 4.19 of the Company Disclosure Letter sets forth a complete and accurate list and description of all leases of real or personal property having ongoing annual payments or aggregate remaining obligations of the Company or any of its Subsidiaries in excess of $500,000 and, with respect to such leases, the Company and/or its applicable Subsidiary has (i) paid all rent and other sums and charges payable thereunder and (ii) a good and valid leasehold interest in each parcel of real property or item subject to a personal property lease thereunder. The buildings and improvements that are the subjects of the real property leases described in Section 4.19 of the Company Disclosure Letter are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used.

Section 4.20 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

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Section 4.21 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Company Disclosure Letter), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub and their Representatives (including the Confidential Information Memorandum prepared by the Company Financial Advisor dated March 14, 2012) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 5.02 Authority; Non-contravention; Governmental Consents, Etc.

(a)      Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 5.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or any of its Subsidiaries, including Merger Sub, are a party or otherwise bound as of the date hereof; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

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(c)      Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings with the SEC as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Merger and the other transactions contemplated hereby; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d)      Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.03 Information in the Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives supplies in writing to the Company expressly for use in the Company Proxy Statement, if any (and any amendment or supplement thereto), at the date such Company Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

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Section 5.04 [Reserved.]

Section 5.05 Financial Capability; Solvency. Parent has or will have, and will cause Merger Sub to have, at the Closing and prior to the Effective Time, sufficient funds to pay the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Each of Parent and Merger Sub is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Parent or Merger Sub, as applicable, exceeds the present fair saleable value of its assets. Immediately after giving effect to the Acquisition: (a) each of Parent and Merger Sub will be able to pay its Liabilities as they become due in the usual course of business; (b) each of Parent and Merger Sub will not have unreasonably small capital with which to conduct its present or proposed business or wind down its business; (c) each of Parent and Merger Sub will have assets (calculated at fair market value) that exceed its Liabilities; and (d) taking into account all pending and threatened litigation, no final judgments against Parent or Merger Sub in actions for money damages are reasonably anticipated to be rendered at a time when, or in amounts such that, Parent or Merger Sub, as applicable, will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of Parent or Merger Sub, as applicable.

Section 5.06 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

Section 5.07 Independent Investigation. Each of Parent and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of Parent and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV of this Agreement (including the related portions of the Company Disclosure Letter); and (b) neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Company Disclosure Letter).

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ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 6.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)      amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b)      split, combine or reclassify, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities;

(c)      declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends or distributions from its direct or indirect wholly-owned Subsidiaries to the Company or other direct or indirect wholly-owned Subsidiaries of the Company);

(d)      issue, sell, pledge, dispose of or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Stock Option outstanding under Company Stock Plans as of the date of this Agreement in accordance with its terms, or (ii) in accordance with the Stockholder Rights Agreement;

(e)      except as required by applicable Law or pursuant to Section 3.03, (i) increase the compensation of directors, officers or employees of the Company or any of its Subsidiaries, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present directors, officers or employees, (iii) promote any officers or employees, except with respect to employees with a base salary of less than $60,000 as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans, or make any contribution to any Company Employee Plan;

(f)      hire any officer or employee, except for the replacement of any current employee whose employment with the Company or any Subsidiary thereof is terminated or who resigns for any reason, provided that such replacement employee’s annual base salary does not exceed $60,000;

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(g)      acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person, except for (w) intercompany loans, advances or capital contributions entered into in between or among the Company and/or any of its wholly-owned Subsidiaries, (x) trade payables arising in the ordinary course of business, (y) advances to employees for expenses reimbursable under the Company and/or its Subsidiaries’ business expense reimbursement policy, and (z) advances in the ordinary course of business;

(h)      transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, other than in the case of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, in each case excluding any transfer, license, sale, lease or other disposition in connection with any transaction between or among the Company and/or one or more of its wholly-owned Subsidiaries;

(i)      adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(j)      incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, or incur any Liens other than Permitted Liens in connection with the foregoing, other than the financing of ordinary course trade payables consistent with past practice or pursuant to an existing financing facility, except for intercompany loans entered into in between or among the Company and/or any of its wholly-owned Subsidiaries;

(k)      institute any, or settle or compromise any pending or threatened, Legal Actions involving injunctive relief or the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $25,000 individually or $100,000 in the aggregate, other than any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a material restrictive impact on the business of the Company or any Affiliate thereof;

(l)      make any material change in any method of financial accounting principles or practices, except for any change required by a change in GAAP or applicable Law;

(m) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

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(n)      authorize, or make any commitment with respect to, any capital expenditure, except as contemplated by the Company’s existing fiscal year 2012 Capital Budget;

(o)      make, change or revoke any material Tax election, change any material method of Tax accounting, file any material amended Tax Return, enter into any material closing agreement, settle any material claim or assessment, surrender any right to claim a material refund, offset or other reduction in Liability or consent to any extension or waiver of the limitations period applicable to any material claim or assessment, in each case, with respect to Taxes;

(p)      fail to maintain in full force and effect material insurance policies covering the Company or its Subsidiaries and its or their properties, assets and businesses in a form and amount consistent with past practice;

(q)      adopt, modify from the form existing on the date hereof, or implement a rights plan, “poison pill” or similar arrangement, except as contemplated by this Agreement;

(r)      enter into, terminate, modify or waive any material right under, any Material Contract or Permit, other than Contracts entered into with customers in the ordinary course of business consistent with past practice (it being understood that, for the purposes of this subsection, “consistent with past practice” shall not include entering into any Contract having terms and conditions (including terms and conditions regarding pricing and Liabilities) that are, in the aggregate, substantially inconsistent with the terms and conditions found in other Contracts of similar size and scope previously entered into by the Company or any of its Subsidiaries in the ordinary course of business); or

(s)      agree or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.02 No Solicitation; Takeover Proposals.

(a)      The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any and all discussions and negotiations with any Person with respect to any Takeover Proposal, and the Company shall deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.

(b)      Subject to Section 6.02(c) and Section 6.02(f), at all times during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article IX, the Company shall not, and the Company shall cause its Subsidiaries and its and their Representatives to not, directly or indirectly, (i) solicit, initiate, propose or knowingly take any action to encourage or facilitate any inquiries or the making or submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) conduct, engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any Person any information or data relating to any Takeover Proposal (including non-public information or data about the Company and/or its Subsidiaries), (iii) terminate, grant any waiver, amendment or release under, or fail to enforce, any standstill or confidentiality agreement (or any standstill or confidentiality provision of any other Contract) or Takeover Provisions, or otherwise knowingly take any action to facilitate any effort or attempt by any Person to make a Takeover Proposal (including providing consent or authorization to any Person to make a Takeover Proposal to any officer or employee of the Company and/or its Subsidiaries or to the Company Board and/or the board of directors or similar governing body of any Subsidiary of the Company or any member or committee thereof pursuant to any Existing Confidentiality Agreement), (iv) approve any transaction under, or any third party (other than Parent and its Affiliates) becoming an “interested stockholder” under, Section 203 of the DGCL, (v) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar Contract with respect to a Takeover Proposal, or that contradicts this Agreement or requires the Company and/or any Subsidiary thereof to abandon this Agreement or (vi) resolve, propose or agree to do any of the foregoing.

(c)      Notwithstanding the provisions of Section 6.02(b) or anything else in this Agreement to the contrary, at any time prior to when the Company Requisite Vote is obtained, the Company may, subject to compliance with this Section 6.02(c), in response to an unsolicited bona fide written Takeover Proposal from any Person after the date of this Agreement that the Company Board determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal, and after the Company Board having determined in good faith, after consultation with outside legal counsel, that failure to take the following actions would contravene the Company Board’s fiduciary duties under applicable Laws, (i) furnish confidential information with respect to the Company and/or its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary standstill and confidentiality agreement (which need not restrict such Person from making an unsolicited Takeover Proposal) on terms no less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, that the Company shall promptly make available to Parent any information concerning the Company and/or its Subsidiaries that is provided to any Person making such Takeover Proposal that is given such access and which information was not previously made available to Parent or its Representatives, and (ii) participate in discussions and negotiations with the Person making such unsolicited bona fide written Takeover Proposal (and such Person’s Representatives) regarding such Takeover Proposal.

(d)      The Company shall as promptly as reasonably practicable (and, in any event, within twenty four (24) hours) advise Parent orally and in writing of the receipt of any proposal, inquiry or offer with respect to a Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making any such Takeover Proposal. The Company shall keep Parent reasonably informed on a prompt basis (and, in any event, within twenty four (24) hours) of the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified, and material details of any such Takeover Proposal.

(e)      Subject to Section 6.02(f), neither the Company Board nor the board of directors or similar governing body of any Company Subsidiary or any member or committee thereof shall (i) withhold, withdraw, amend, qualify or modify in any manner adverse to Parent or Merger Sub, or propose publicly to withhold, withdraw, amend, qualify or modify in any manner adverse to Parent or Merger Sub, the Company Board Recommendation with respect to this Agreement or the Merger or resolve or agree to take any such action, (ii) take a neutral position, recommend, adopt or approve any Takeover Proposal, or propose publicly or otherwise to recommend, adopt or approve any Takeover Proposal or resolve or agree to take any such action, (iii) cause or permit the Company or any Subsidiary thereof to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to any Takeover Proposal (other than an Acceptable Confidentiality Agreement), (iv) (A) fail to publicly recommend against any Takeover Proposal (other than that contemplated by this Agreement) or (B) fail to publicly reaffirm the Company Board Recommendation, in the case of each of clause (iv)(A) and (iv)(B) within three (3) Business Days after Parent so requests in writing, (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal subject to Regulation 14D under the Exchange Act within seven (7) Business Days after commencement of such Takeover Proposal or (vi) fail to include the Company Board Recommendation in the Company Proxy Statement (any action described in clauses (i) through (vi) of this Section 6.02(e) referred to herein as an “Adverse Recommendation Change”).

(f)      Notwithstanding anything in this Agreement to the contrary, at any time prior to the Requisite Company Vote, the Company Board may, in response to an unsolicited bona fide written Takeover Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, make an Adverse Recommendation Change or cause the Company to enter into a definitive agreement with respect to a Superior Proposal if: (i) the Company notifies Parent in writing, at least five (5) days (together with any three (3) day notice period described below, the “Notice Period”) before making an Adverse Recommendation Change or entering into a definitive agreement with respect to such Superior Proposal, specifying the material terms and conditions of the Superior Proposal (or material modification thereto), identifying the Person making such Superior Proposal and stating that the Company Board has resolved to make an Adverse Recommendation Change and/or the Company or any Subsidiary thereof intends to enter into a definitive agreement with respect to such Superior Proposal; (ii) the Company shall, and the Company shall cause its Subsidiaries to and shall use its commercially reasonable efforts to cause its and their financial and legal advisors to, during each Notice Period, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Takeover Proposal would cease to constitute a Superior Proposal; provided, that, in the event of any material revisions to the Takeover Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.02 (including a new Notice Period pursuant to this Section 6.02(f), provided that such new Notice Period must only be at least three (3) days in length) with respect to such new written notice and the revised Superior Proposal contemplated thereby; and (iii) at the end of the applicable Notice Period, the Company Board determines that the Takeover Proposal described in such written notice constitutes a Superior Proposal after taking into account any changes to this Agreement proposed and irrevocably committed to by Parent during such Notice Period; provided, that the Company shall not terminate this Agreement pursuant to Section 9.01(f) during any Notice Period. None of the Company, the Company Board or any committee of the Company Board shall (and none of the foregoing shall permit any Subsidiary of the Company or any board of directors or similar governing body or committee thereof to) enter into any agreement with any Person to limit or not to give prior notice to Parent of the intention by the Company, the Company Board and any committee of the Company Board (or any Subsidiary of the Company or any board of directors or similar governing body or committee thereof) to effect an Adverse Recommendation Change or to terminate this Agreement in light of a Superior Proposal.

(g)     Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(h)      The Company agrees that in the event any of its Subsidiaries or its or their Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 6.02, the Company shall be deemed to be in breach of this Section 6.02.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01 Access to Information; Confidentiality.

(a)      The Company shall afford to Parent, Merger Sub and their respective Representatives, reasonable access during normal business hours and upon reasonable advance notice, under the supervision of the Company’s or its Subsidiaries’ personnel and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX to all of the properties, books and records of the Company and its Subsidiaries, and, during such period, the Company shall furnish as promptly as practicable to Parent all information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the protection of the attorney-client or any other privilege of the Company, contravene any Law, any fiduciary duty or any Contract to which the Company is a party or cause significant competitive harm to the Company and its business if the transactions contemplated by this Agreement are not consummated, so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not contravene the applicable Law or Contract or waive the Company’s privilege with respect thereto; provided, that such access and information shall be granted or made available, as applicable, to external counsel for Parent (subject to external counsel entering into a customary common interest agreement with the Company, on terms mutually agreeable to Parent and the Company) to the extent required for the purpose of complying with applicable Laws, including Antitrust Laws. Prior to the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not contact any suppliers to, or customers of, the Company or its Subsidiaries and Parent shall have no right to perform invasive or subsurface investigations of any owned or leased real property of the Company or its Subsidiaries.

(b)      Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated February 17, 2012, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 7.02 Reasonable Best Efforts.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious anner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts reasonably necessary to cause the conditions in Article VIII to be satisfied as promptly as reasonably practicable; (ii) the obtaining of all reasonably necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all reasonably necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid a Legal Action by, any Governmental Entity; and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent, Merger Sub and the Company shall as promptly as reasonably practicable, but in no event later than the tenth Business Day after the date hereof, duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement, as well as all filings required with Foreign Antitrust Authorities, and shall use their reasonable best efforts to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws.

(b)      Each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Legal Action initiated by a private party, in each case, regarding the transactions contemplated by this Agreement, (ii) keep the other Party informed of any material communication received by such Party from, or given by such Party to, the FTC, the Antitrust Division, any Foreign Antitrust Authority or any other Governmental Entity and of any communication received or given in connection with any Legal Action by a private party, in each case regarding this Agreement or the transactions contemplated by this Agreement and (iii) subject to applicable Law, permit the other Party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division, any Foreign Antitrust Authority or any other Governmental Entity or, in connection with any Legal Action by a private party regarding the transactions contemplated by this Agreement, any other Person, and to the extent permitted by the FTC, the Antitrust Division, any Foreign Antitrust Authority or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences subject to applicable Law. For the sake of clarity, Parent shall have the right to control all proceedings with respect to, and direct the strategy for obtaining all necessary approvals from and consents with, the FTC, the Antitrust Division, any Foreign Antitrust Authority or other applicable Governmental Entity or other Person.

(c)      Each of Parent and the Company shall respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC, the Antitrust Division, any Foreign Antitrust Authority or other Governmental Entity for additional information or documentation and to all inquiries and requests received from any of the foregoing Governmental Entities. Parent and the Company shall, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article IX, use their respective reasonable best efforts to avoid the entry of, or to have lifted, vacated or terminated, any Order that would restrain, prevent or delay the Closing; provided, that the Parties shall have no obligation to commence or prosecute any Legal Action against any Governmental Entity.

(d)      In furtherance and not in limitation of the covenants of the Parties contained in Section 7.02(a), Section 7.02(b) and Section 7.02(c), if any objections are asserted or if any Legal Action is instituted (or threatened to be instituted) by the FTC, the Antitrust Division, any Foreign Antitrust Authority or any other applicable Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby that would prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts, and cause their Affiliates to use their reasonable best efforts, to resolve any such objections or Legal Actions so as to permit consummation of the transactions contemplated hereby.

(e)      Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and neither the Company nor any Subsidiary thereof may, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, Contract or Order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, (iii) impose any material cost, restriction, requirement or limitation on the operation of the business or a portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or (iv) take any action that would, or would be reasonably likely to, impose any material cost, liability or obligation on the Company, Parent, Merger Sub or any of their Subsidiaries; provided, if requested by Parent, the Company will, or will cause its Subsidiaries to, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, Contract or Order so long as such requirement, condition, limitation, understanding, Contract or Order is only binding on the Company and/or its Subsidiaries in the event the Closing occurs.

Section 7.03 Employee Matters.

(a)      Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to (and from and after the Effective Time, Parent shall cause the Surviving Corporation to) honor in accordance with their terms and conditions as of the date hereof (i) the employment and severance agreements between the Company or any of its Subsidiaries, on the one hand, and any director, officer or other employee of the Company or any of its Subsidiaries, on the other hand, (ii) the existing Company Employee Plans with respect to accrued and vested benefits thereunder, and (iii) the performance-based bonus plan for each employee of the Company or its Subsidiaries who has a performance-based bonus opportunity for the current fiscal year to the extent of and based upon such employee’s and entity’s performance under the existing performance criteria through the earlier of the end of the fiscal year or the date of termination of such employee’s employment, provided that no employee who voluntarily terminates their employment prior to the regular payment date for such bonus shall be entitled to receive such bonus.

(b)      With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent, the Surviving Corporation or any of their Subsidiaries, excluding any equity compensation arrangements maintained by Parent, the Surviving Corporation or any of their Subsidiaries, (collectively, “Parent Benefit Plans”) in which any employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) will participate effective on or after the Effective Time, Parent shall, or shall cause the Surviving Corporation or their Subsidiaries, as applicable, to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation or other paid time off, if applicable) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.

(c)      With respect to each Company Continuing Employee who begins participation in a group health plan maintained by the Parent, the Surviving corporation or any of their Subsidiaries during the calendar year in which the Effective Time occurs, the Parent shall or shall cause the Surviving Corporation or any of such Subsidiaries, as applicable, to take into account any and all expenses incurred by such Company Continuing Employee during the calendar year in which the Effective Time occurs under any previous group health plan in which the Company Continuing Employees participated, for purposes of determining deductibles, co-payments and out-of-pocket limits under the Parent's, the Surviving Corporation's, or any such Subsidiaries’ group health plan for the remainder of that calendar year. Parent shall waive or shall cause the Surviving Corporation or any of their Subsidiaries to waive limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Continuing Employees to the extent such limitations were not applicable to such Company Continuing Employees under the comparable Company Employee Plans as of the time immediately preceding the Closing.

(d)      This Section 7.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.03. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 7.03 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

Section 7.04 Indemnification, Exculpation and Insurance.

(a)      All rights to indemnification, advancement of expenses (including, without limitation, witness and preparation fees) and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company (the “Indemnified Parties”) as provided in the Certificate of Incorporation or Bylaws of the Company (as in effect immediately prior to the execution and delivery of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)      Prior to the Closing, the Company shall purchase a “run-off” or “tail” directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the directors and officers of the Company in respect of matters, acts, omissions and occurrences existing or occurring prior to or at the Closing, which shall provide such directors and officers with coverage for six (6) years (the “Coverage Period”) of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (“D&O Insurance Policies”); provided, that the Company shall not purchase a D&O Tail Policy for an aggregate cost in excess of two hundred percent (200%) of the annual premium currently paid by the Company for the D&O Insurance Policies (the “Maximum Premium”). Section 7.04(b) of the Company Disclosure Letter sets forth the current annual premium paid by the Company for the D&O Insurance Policies.  During the Coverage Period, Parent shall cause the Surviving Corporation to (i) maintain the D&O Tail Policy in effect (provided, that Parent or the Surviving Corporation may, in its sole discretion, substitute therefor policies from an insurer with the same or better credit rating as the Company’s current insurance carrier of at least the same coverage and amounts and containing terms and conditions that are not, in the aggregate, less advantageous to the directors and officers of the Company than the D&O Insurance Policies) and (ii) if the D&O Tail Policy ceases to be in effect, obtain and fully pay for a replacement “tail” insurance policy therefor, which such replacement “tail” insurance policy shall have a claims period covering the Coverage Period and be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with at least the same coverage and amounts and containing the same terms and conditions that are not, in the aggregate, less advantageous to the directors and officers of the Company, in each case, than the D&O Insurance Policies with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including, without limitation, in connection with the transactions contemplated by this Agreement); provided, that in no event shall the Surviving Corporation or Parent be required to expend an aggregate amount in excess of the Maximum Premium for such replacement “tail” insurance policies.

(c)      In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent or the Surviving Corporation, as applicable, shall cause proper provision to be made so that such successors and assigns shall expressly assume (including by operation of Law) the obligations set forth in this Section 7.04.

(d)      The obligations of Parent and the Surviving Corporation under this Section 7.04 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.04 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.04 applies shall be third party beneficiaries of this Section 7.04, each of whom (and whose heirs) may enforce the provisions of this Section 7.04). The provisions of this Section 7.04 in addition to, and not in substitution for or prior to, any other rights to indemnification or contribution that any such Person may have from the Company or any other Person by Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees.

Section 7.05 Public Announcements. The initial press release to be issued on the date hereof or promptly after the execution of this Agreement with respect to the transactions contemplated by this Agreement shall be a coordinated press release by the Company and Parent. With respect to the Company’s initial press release, and any press release by the Company or Parent following either of their initial press releases, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules or regulations of any national securities exchange or national securities quotation system, in each which case the Party required to make such release or statement shall, to the extent reasonably practicable, allow the other Party reasonable time to comment on such release or statement in advance of such issuance and give good faith consideration to any such comments; provided, that each Party may without consultation with the other Party issue any such press releases or make any such public statements in connection with any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby that is required by applicable Law to be disclosed publicly.

Section 7.06 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (a) any written notice or other written communication from any Person which, to the Knowledge of the Company (as of the time in question), alleges that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated by this Agreement, (b) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (c) any Legal Actions commenced against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to this Agreement or the transactions contemplated by this Agreement, or (d) any representation or warranty of such Party contained in this Agreement becoming untrue or inaccurate in any material respect, or the material failure of any Party to comply with or satisfy any covenant, condition or agreement in this Agreement, in each case such that the conditions set forth in Article VIII would not be satisfied or would give rise to a right of termination set forth in Section 9.01(c) or Section 9.01(d), as the case may be. In no event shall (x) the delivery of any notice by a Party pursuant to this Section 7.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation, warranty or covenant.

Section 7.07 Filings, Other Actions.

(a)      Each of the Company and Parent shall cooperate with each other in the preparation of the Company Proxy Statement (including the preliminary Company Proxy Statement) and any amendment or supplement to the preliminary Company Proxy Statement. Except in the event of an Adverse Recommendation Change specifically permitted by Section 6.02(f), the Company Proxy Statement shall include the Company Board Recommendation. As promptly as practicable after the execution of this Agreement, and in any event no later than twenty (20) days following the date of this Agreement, the Company shall file with the SEC the preliminary Company Proxy Statement and, thereafter, shall use its reasonable best efforts to have the preliminary Company Proxy Statement cleared by the SEC as promptly as practicable; provided, that the Company shall furnish such preliminary Company Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Company Proxy Statement prior to filing with the SEC and shall reasonably consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments from the SEC staff with respect to the preliminary Company Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable, copies of all written correspondence (and summaries of any oral comments) between the Company or any Representative of the Company and the SEC with respect to the Company Proxy Statement. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed response to any comment of the SEC staff and any amendment or supplement to each of the preliminary and the definitive Company Proxy Statement prior to filing with the SEC and shall reasonably consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent and Merger Sub shall promptly provide the Company with such information as may be required to be included in the Company Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Company Proxy Statement has been included therein by the Company, the Company shall file the definitive Company Proxy Statement with the SEC and cause the Company Proxy Statement to be disseminated (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Company Board. Each of the Parties shall correct promptly any information provided by it to be used specifically in the Company Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Company Proxy Statement so as to correct the same and to cause the Company Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable Law.

(b)      The Company shall take all action necessary in accordance with the DGCL and its charter documents to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock as promptly as reasonably practicable following the date of this Agreement (and in any event, no later than thirty (30) days after the filing of the definitive Company Proxy Statement with the SEC) for the purpose of obtaining the Company Requisite Vote (the “Company Stockholders Meeting”) and, except in the event of an Adverse Recommendation Change specifically permitted by Section 6.02(f), the Company shall include in the Company Proxy Statement the Company Board Recommendation. Except in the event of an Adverse Recommendation Change specifically permitted by Section 6.02(f), the Company Board shall use its reasonable best efforts to obtain from the holders of Company Common Stock the Company Requisite Vote in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article IX, the Company shall submit this Agreement to the holders of Company Common Stock at the Company Stockholders Meeting even if the Company Board shall have withdrawn, modified or qualified the Company Board Recommendation or otherwise effected an Adverse Recommendation Change or proposed or announced any intention to do so.

(c)      Unless this Agreement is validly terminated in accordance with its terms pursuant to Article IX, neither the commencement, disclosure, announcement or submission to the Company of a Takeover Proposal (whether or not a Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Company Board to effect an Adverse Recommendation Change shall give the Company any right to delay, defer or adjourn the Company Stockholders Meeting. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting with the consent of Parent (and shall so adjourn or postpone the Company Stockholders Meeting if requested to do so by Parent) to the extent necessary to ensure that any required supplement or amendment to the Company Proxy Statement is provided to the Company’s stockholders or, if as of the time the Company Stockholders Meeting is scheduled (as set forth in the Company Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

Section 7.08 Stock Exchange De-listing. Parent shall, or shall cause the Surviving Corporation to, use its reasonable best efforts to cause the Company Common Stock to be removed from listing on the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.09 Expenses. Subject to Section 9.03(c), all Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the Merger is consummated; provided, that the Expenses related to any filing made pursuant to the HSR Act or any other Antitrust Law or Foreign Antitrust Law shall be paid 50% by Parent and 50% by the Company.

Section 7.10 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and its Subsidiaries (other than directors of Subsidiaries of the Company whom the Parties mutually agree shall continue to serve in such capacities following the Effective Time), effective at the Effective Time. The Company shall, and shall cause its Subsidiaries to, cause the transfer of any shares of the capital stock or other equity interest of any Subsidiary of the Company not held of record by the Company or its Subsidiaries to a Person or Persons designated by Parent effective at the Effective Time.

Section 7.11 Section 16(b). Prior to the Effective Time, the Company shall take all such steps as may be reasonably required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 7.12 Takeover Provisions. Each of the Company and the Company Board shall (i) use its reasonable best efforts to ensure that no Takeover Provision is or becomes applicable to this Agreement, the Voting Agreements or the transactions provided for herein or therein, including the Merger, and (ii) if any Takeover Provision becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Provision inapplicable to the foregoing.

Section 7.13 Brokers’ and Finders’ Fees. During the period from the date of this Agreement through the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, (i) retain or engage any brokers, finders, bankers, financial advisors or other similar agents (other than the Company Financial Advisor) or (ii) amend its engagement letter, or otherwise modify its relationship, with the Company Financial Advisor, in either case, to the extent any such action would increase the amount of fees, costs, commissions or other similar charges payable to any such parties in connection with this Agreement or any transaction contemplated hereby.

Section 7.14 Confidentiality Agreements. Except as set forth in Section 6.02, during the period from the date of this Agreement through the Effective Time, the Company shall (i) not terminate, amend, or waive any provision of any confidentiality agreement not entered into in the ordinary course of business or any agreement by a third party not to acquire assets or securities of the Company to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto, and (ii) use commercially reasonable efforts to enforce the provisions of any such agreement (including by seeking injunctions to prevent any material breaches thereof) in any court of competent jurisdiction. Notwithstanding the foregoing, prior to obtaining the Requisite Company Vote, the Company shall not be obligated to comply with this Section 7.14 if the Company Board determines, in accordance with Section 6.02, that any such compliance would be inconsistent with its fiduciary duties under applicable Law.

Section 7.15 Stockholder Rights Agreement. The Company shall promptly file a Current Report on Form 8-K with the SEC reporting the existence of the Stockholder Rights Agreement Amendment and take all actions necessary or appropriate for the Stockholder Rights Agreement Amendment to become fully effective, including filing an amendment to the Registration Statement on Form 8-A relating to the Stockholder Rights with the SEC. The Company Board shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Stockholder Rights Agreement (including a redemption of the Stockholder Rights) to facilitate a Takeover Proposal prior to the termination of this Agreement.

Section 7.16 Immigration Matters. Pursuant to the agreement of the Parties, the immigration liabilities of the Company and its Subsidiaries, including but not limited to, all employment, immigration, and I-9 employment eligibility verification liabilities, shall be assumed by Parent.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law or Order) prior to the Closing, of each of the following conditions:

(a)      Stockholder Approval. This Agreement and the Merger shall have been approved by the stockholders of the Company in accordance with the DGCL;

(b)      Competition Approvals. All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act and Foreign Antitrust Laws shall have expired or been terminated; and

(c)      No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal the consummation of the Merger.

Section 8.02 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)      Representations and Warranties. The representations and warranties of the Company set forth in Section 4.02 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of the Agreement and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of the Agreement and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates, without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(b)     Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the obligations, covenants and agreements that are to be performed or complied with by the Company under this Agreement prior to the Effective Time;

(c)      Officer’s Certificate. Parent shall have received a certificate, validly executed for and on behalf of the Company and in its name by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions set forth in Sections 8.02(a) and (b);

(d)      No Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement;

(e)      Stockholder Rights Agreement. The Stockholder Rights Agreement (as amended by the Stockholder Rights Agreement Amendment) shall be in full force and effect in accordance with its terms, and shall not have been further amended or modified by the Company or the Company Board without the prior written consent of Parent, other than in connection with a Superior Proposal subject to Section 6.02(f);

(f)      FIRPTA Certificate.  The Company shall have delivered to each of Merger Sub and Parent a duly completed and executed certificate described in Treasury Regulations §1.1445-2(c)(3); and

(g)      Appraisal Rights. The holders of not more than 3,211,332 shares of Company Common Stock shall have exercised appraisal rights in accordance with the provisions of Section 262 of the DGCL.

Section 8.03 Additional Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)      Representations and Warranties. The representations and warranties of Parent and Merger Sub shall be true and correct as of the date of the Agreement and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates, without giving effect to any qualification or limitation as to “materiality” or “material adverse effect” set forth therein, individually or in the aggregate, would not reasonably be expected to be, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, financial condition, or assets of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis;

(b)      Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects the obligations, covenants and agreements that are to be performed or complied with by them under this Agreement prior to the Effective Time; and

(c)      Officer’s Certificate. The Company shall have received a certificate, validly executed for and on behalf of Parent and Merger Sub and in their names by their Chief Executive Officers and Chief Financial Officers, or their respective designees, certifying the satisfaction of the conditions set forth in Sections 8.03(a) and (b);

Section 8.04 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Section 8.01, 8.02 or 8.03 to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 7.02.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:

(a)      by mutual written consent of Parent and the Company;

(b)      by either Parent or the Company:

(i)      if the Effective Time shall not have occurred on or before October 31, 2012 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any Party that has breached its obligations under this Agreement in any manner that shall have been the primary cause of, or resulted in, (i) the failure of satisfaction of the conditions set forth in Article VIII to the obligations of such Party to consummate the Merger or (ii) the failure of the Effective Time to have occurred on or before such date;

(ii)      if any Restraint enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint as required by Section 7.02; or

(iii)      if the Company shall have failed to obtain the Requisite Company Vote at the Company Stockholders Meeting (including adjournments or postponements thereof) at which a quorum is present and the votes to adopt and approve this Agreement and authorize the Merger are taken; provided, that the right to terminate this Agreement under this Section 9.01(b)(iii) not be available to the Company if it has breached its obligations under this Agreement in any manner that shall have been the primary cause of, or resulted in, the failure to obtain the Requisite Company Vote.

(c)     by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement (other than such as are set forth in Section 6.02), which breach or failure to perform (i) would give rise to the failure of a condition set forth in paragraph (a) or (b) of Section 8.02 and (ii) is incapable of being cured by the Outside Date, or if curable, has not been cured within fifteen (15) Business Days after its receipt of written notice thereof from Parent); provided, that Parent shall have given the Company at least fifteen (15) Business Days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 9.01(c);

(d)      by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in paragraph (a) or (b) of Section 8.03 and (ii) is incapable of being cured by the Outside Date, or if curable, has not been cured within fifteen (15) Business Days after its receipt of written notice thereof from the Company); provided, that the Company shall have given Parent at least fifteen (15) Business Days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(d);

(e)      by Parent, (i) in the event that an Adverse Recommendation Change shall have occurred, (ii) Parent shall have received written notice from the Company to the effect that the Company intends to enter into, or has entered into, a definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal in accordance with Section 6.02(f), or (iii) the Company shall have breached its obligations under Section 6.02; or

(f)      prior to receipt of the Requisite Company Vote, by the Company, if the Company Board shall have authorized the Company or any Subsidiary thereof to enter into a definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal in accordance with the terms and subject to the conditions of Section 6.02(f); provided, that the right of the Company to terminate this Agreement pursuant to this Section 9.01(f) is conditioned on and subject to compliance with the terms and conditions of Section 6.02(f) and the compliance by the Company with its obligations under Section 9.03(a), and any purported termination pursuant to this Section 9.01(f) shall be void and of no force or effect if the Company shall not have first complied with its obligations under Section 9.03(a).

Section 9.02 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article IX (other than pursuant to Section 9.01(a)) shall deliver written notice of such termination to each other party hereto specifying with reasonable particularity the reason for such termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect and there shall be no Liability under this Agreement on the part of any Party (or any Representatives thereof), except that the provisions of Section 7.01(b), Section 7.09, this Section 9.02, Section 9.03 and Article X shall survive such termination; provided, that nothing herein shall relieve any Party from Liability for any fraud or willful or intentional breach of any of its covenants or agreements set forth in this Agreement prior to such termination, and the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity with respect to any such fraud or breach.

Section 9.03 Termination Fee.

(a)      If this Agreement is terminated by the Company pursuant to Section 9.01(f), then the Company shall, concurrently with (and as a precondition to the effectiveness of) such termination, pay to Parent by wire transfer of same-day funds an amount equal to $9,350,000 (the “Termination Fee”).

(b)      If this Agreement is terminated by Parent pursuant to Section 9.01(e), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds immediately, and in any event within three (3) Business Days, following such termination of this Agreement.

(c)      If this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii) or by Parent pursuant to Section 9.01(c), then:

(i)      Except in the case of a termination pursuant to Section 9.01(b)(i), the Company shall pay Parent, no later than the second (2nd) Business Day following termination by Parent and concurrently with termination by the Company, all of the Expenses of Parent and Merger Sub; and

(ii)      If the Company (and/or any Subsidiary thereof) (A) enters into any letter of intent, agreement in principle, acquisition agreement or other similar Contract (other than an Acceptable Confidentiality Agreement) relating to any Takeover Proposal, (B) takes a neutral position, recommends, adopts or approves any Takeover Proposal, or proposes publicly or otherwise to recommend, adopt or approve any Takeover Proposal or resolve or agree to take any such action or (C) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal subject to Regulation 14D under the Exchange Act, in each case within six (6) months following the date of such termination of this Agreement, then the Company shall pay Parent the Termination Fee (less Expenses previously paid pursuant to Section 9.03(c)(i), if any) by wire transfer of same-day funds on the date of entry into any such letter of intent, agreement in principle, acquisition agreement or other similar Contract.  For purposes of this Section 9.03(c), the term “Takeover Proposal” shall have the meaning assigned to such term in Article I except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty (50%)”.

Section 9.04 Single Payment Only. The Parties acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

Section 9.05 Amendment. This Agreement may be amended by the Parties at any time before the Closing shall have occurred or before or after the Requisite Company Vote has been obtained; provided, that after receipt of the Requisite Company Vote, this Agreement may not be amended if applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.06 Extension; Waiver. Any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, that, after receipt of the Requisite Company Vote, no extension or waiver may be made that, by Law, requires further approval by the stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder will not constitute a waiver of such rights.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent.

Section 10.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) prior to 5:00 p.m. (Eastern Time) on a Business Day, otherwise on the next Business Day, or (b) when received, if sent by nationally recognized overnight courier service in each case (providing proof of delivery) or delivered personally. The address for such notices and communications shall be as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Open Text Corporation
38 Leek Crescent
Richmond Hill, Ontario
Canada L4B 4N8
Attention: Gordon A. Davies, Chief Legal Officer and Corporate Secretary
Facsimile: (905) 762-6268

with a copy to (which shall not constitute notice):

Crowell & Moring LLP
1001 Pennsylvania Ave., NW
Washington, DC 20004-2595
Facsimile: (202) 628-5116
Attention: James R. Stuart, III, Esq. and

Richard B. Holbrook, Jr., Esq.

if to the Company, to:

Easylink International Services Corporation
6025 The Corners Parkway
Suite 100
Norcross, Georgia 30092-3328
Facsimile: (678) 605-4817
Attention: Thomas J. Stallings

with a copy to (which shall not constitute notice):

Troutman Sanders LLP

Bank of America Plaza

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308

Facsimile: (404) 962-6548

Attention: Larry W. Shackelford, Esq.

or at such other address for a Party as shall be specified by like notice.

Section 10.03 Interpretation. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, Section of, Annex of or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References in this Agreement to $ or dollars is to U.S. dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.04 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when counterparts of this Agreement have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

Section 10.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Exhibits hereto), the Voting Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; provided, that the Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force or effect at and after the Effective Time, and (b) except for the provisions of Section 7.04, are not intended to confer upon any Person other than the Parties any legal or equitable rights or remedies.

Section 10.06 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER STATE OR JURISDICTION.

(b)      Each of the Parties (i) irrevocably consents to submit itself to the exclusive jurisdiction of the United States District Court for Delaware (and if such court shall decline to accept jurisdiction over any particular matter, the Supreme Court of the State of Delaware located in the County of Wilmington) (such courts, collectively, the “Delaware Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (ii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court and (iii) will not bring any claim or action arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06(c).

Section 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void; provided, that Parent and Merger Sub may, without the consent of the Company, assign their respective rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.08 Specific Enforcement. Notwithstanding anything in this Agreement to the contrary, the Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with its terms, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 Obligations of Parent and of the Company. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of the Surviving Corporation to cause such Subsidiary to take such action.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

OPEN TEXT CORPORATION
By:	/s/Gordon A. Davies
	Name:	Gordon A. Davies
	Title:	Authorized Person

EPIC ACQUISITION SUB INC.
By:	/s/Gorden A. Davies
	Name:	Gordon A. Davies
	Title:	Authorized Person

EASYLINK SERVICES INTERNATIONAL CORPORATION
By:	/s/Thomas J. Stallings
	Name:	Thomas J. Stallings
	Title:	Chief Executive Officer